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                                                            EXHIBIT 99.1

Andrea Electronics Corporation Announces Results for Second Quarter 1998

    LONG ISLAND CITY, N.Y., July 28 /PRNewswire/ -- Andrea Electronics Corporation (Amex: AND) today announced revenues for the three months ended June 30, 1998 of $4.4 million, compared to revenues of $6.1 million in the same period last year. For the three months ended June 30, 1998, the Company reported a net loss of $1.9 million, or $0.18 per share, compared to net income of $678 thousand or $0.08 per share on a fully diluted basis in the same period last year. For the six months ended June 30, 1998, the Company reported revenues of $8.8 million, compared to revenues of $11.5 million in the first six months of 1997. For the six months ended June 30, 1998, the Company reported a net loss of $1.5 million, or $0.15 per share, compared to net income of $1.3 million or $0.16 per share on a fully diluted basis.

    The primary factors that contributed to the $1.8 million loss for the second quarter of 1998 include lower than expected sales of the Company's Active Noise Canceling (ANC) and Noise Canceling (NC) microphone technologies, increases in research and development activities, increases in promotional/advertising activities and increases in non-cash charges and operating expenses related to the acquisition of Lamar Signal Processing, Ltd. ("Lamar").

    Commenting on second quarter 1998 results, Patrick D. Pilch, Executive Vice President and Chief Financial Officer of Andrea Electronics Corporation said, "Although the results were not in line with the Company's near-term objectives, we took very decisive steps in positioning our products and technology to grow our business to achieve our long-term performance and growth goals. During the second quarter, we acquired and began to integrate Lamar Signal Processing, Ltd., significantly increased the Company's investment in research and development and placed $10.75 million of the Company's 6% convertible notes in a private transaction with a financial institution."

    The decrease in sales for the second quarter of 1998 over the same period in 1997 is attributable to significant decreases in OEM pricing as a result of a shift in product mix. In terms of sales on a per unit basis, the Company did, in fact, realize a 17% increase on a comparable quarter basis, however, pricing of the Company's products comprising the majority of unit sales decreased close to 45% for the same period. In-house direct sales efforts were down from the first quarter of 1998, contributing nominally to the loss for the period.

    Sales to the Company's most significant customer, IBM, decreased 42% from the second quarter of 1997. Management believes that this decrease is a continuing effect of IBM's inventory management strategies that were initiated in the first quarter of 1998 in order to control the supply of its various voice recognition software programs among retailers. Since the first quarter, sales to IBM remained flat, which management believes is a positive result of IBM's renewed focus on streamlining development.

    Management believes that the general slowing of PC sales during the second quarter of 1998 contributed significantly to the weaker demand for the Company's products. In addition, unexpected increases in investments in both time and money has been required to not only infiltrate, but also to maintain a positive sell-through position of the Company's microphone technologies. Together, these contributing factors resulted in an approximate 77% decline in sales of the Company's headset and handset microphone products from the first quarter of 1998. Management expects, however, that the Company will reach its objective of establishing a presence in ten of the top office/computer superstores by the end of 1998. Since the fourth quarter of 1997, the Company has established a product presence nationwide in five office/computer superstores including CompUSA, Staples, and most recently, Office Max. Retail sales during the second quarter of 1997 were nominal.

    During the second quarter of 1998, research and development expenses increased approximately 540% and 30% over the second quarter of 1997 and the first quarter of 1998, respectively. These increases are primarily a result of the Company's continuing efforts on developing its digital signal processing technology, coupled with efforts in computer/telephony headset technologies, which efforts are anticipated to result in nine new products by the end of 1998. The second quarter of 1998 marked the first full quarter of research and development activities at the recently established subsidiary, Andrea Digital Technologies ("ADT"). Research efforts at ADT are primarily focused on the pursuit of commercializing a natural language-driven, human/machine interface by developing an optimal far-field microphone solution for various voice-driven applications, incorporating the DSDA(TM) technology obtained through the recent acquisition of Lamar in early May of this year. Correspondingly, the activities of Lamar since the date of acquisition provided for approximately 10% of the total research and development expenses for the second quarter of 1998. Based in Yoqneam, Israel, Lamar strengthens the Company's position in digital signal processing by broadening Andrea's exposure to other industries including the consumer electronics and professional audio markets, among others. Considering all of the foregoing, through the second quarter of 1998, total research and development expenses approximate 90% of the entire research and development expense for fiscal 1997. Management anticipates additional sequential quarterly increases in research and development spending as the year progresses.

    Excluding the effects of the acquisition of Lamar, selling, general & administrative (SG&A) expenses increased approximately 60% over the second quarter of 1997. Significant expenses incurred during the second quarter of 1998 include increased product and corporate branding efforts, increased expansion efforts in Europe, Latin America and Asia as well as increases in corporate headcount. In addition, the Company incurred significant expenses in promotional activities associated with the marketing efforts of Andrea's DSDA(TM) technology.

    In connection with the Company's acquisition of Lamar, approximately
$27.6 million was recorded as excess purchase price over the fair value of the net assets acquired. Amortization expense related to this excess purchase price since the date of acquisition resulted in approximately $300 thousand of additional non-cash charges during the second quarter. Successive quarters will include amortization expense approximating $460 thousand. In addition to this significant non-cash charge, the operations of Lamar contributed approximately $120 thousand of additional operating expense for the second quarter of 1998. As previously stated, the Company expects the acquisition of Lamar to be dilutive for the remainder of 1998 and begin to be accretive in 1999.

    "Our outlook emphasis is on future growth and opening new channels of distribution in the third and fourth quarters of 1998. From a product rollout perspective, the third quarter will be focused on the introduction of several new headsets and connectivity products targeting PC OEMs, software publishers, vertical channels and the retail market. We expect the fourth quarter to be focused on the introduction of new products and integration of the DSDA(TM) technology, which we anticipate will further strengthen the Company's competitive position and create new opportunities extending far beyond speech-driven applications as they exist today," said Patrick Pilch.

    KEY SECOND QUARTER 1998 EVENTS

    * Andrea Electronics announced the close of its acquisition of Lamar Signal Processing, Ltd., an Israeli developer of enabling digital signal processing (DSP) active noise cancellation microphone solutions for voice-driven interfaces covering a wide range of high performance audio and acoustic applications. Lamar's expertise in DSP technology and its patent-pending DSDA(TM) will provide the optimal far-field microphone performance required for widespread growth of applications in the areas of automobile PCs, hand-held devices, audio/videoconferencing, office and home automation systems, cellular phones, camcorders and hearing aids. Andrea Electronics believes this technology will strongly enhance its existing product lines and expand its presence into markets requiring a high performance far-field microphone solution.

    * Andrea Electronics announced agreements with Lotus Development Corporation to supply PC headsets to be included with the retail version of its SmartSuite(TM) Millennium Edition productivity software package, and with ViA, Inc., a leading developer of computerized messaging products, to exclusively package Andrea Electronics' PC headsets for use and sale with the ViA Wearable, a high-powered, multifunctional, mobile computing and communication device using voice recognition technology.

    * The Company announced that it was the only microphone manufacturer selected by Microsoft Corporation (Nasdaq: MSFT) to participate in its launch of Windows 98, an event focused on educating retail and press representatives on how products like Andrea's allow customers to more easily and effectively interact with Windows(R) 98.

    * The Company announced that it issued and sold in a private placement, $10.75 million aggregate principal amount of 6% Convertible Notes due June 10, 2000 with a financial institution, the proceeds of approximately $10 million from which will be used for costs associated with technology acquisition and development, tooling costs, relocation costs, a new management information system and general working capital requirements.

    "As the trends driving voice integrated applications continue to take shape, Andrea is establishing itself as a solutions provider and a key front-end element in creating the optimum natural language voice interface," said John N. Andrea, Co-president of Andrea Electronics Corporation. "We firmly believe in the capabilities of our evolving technologies and in our ability to offer the strongest, first-to-market products addressing solutions which are advancing speech technologies today. We are committed to the task of discovering new markets and creating products which will drive productivity and enhance the evolution of the voice-driven interface."

    Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for applications incorporating natural language interfaces. The Company's patented Active Noise Reduction (ANR) earphone, Active Noise Cancellation (ANC) near-field and Digital Super Directional Array DSDA(TM) far-field microphone technologies are incorporated into a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Applications for the Company's technologies include: speech recognition programs, Internet telephony, video/audio conferencing, automobile PCs, home automation systems, hand-held devices and multiplayer online games, among others. Key OEM and software publisher customers and strategic partners who have endorsed Andrea Electronics' technologies and products include: Microsoft Corporation, IBM Corporation, Lernout & Hauspie Speech Products, Lotus Development Corporation, Dragon Systems, NEC, Mpath, Multitude, IDT, HyperGraphics, ILINC and ViAInc., among others.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K and in the Company's Annual Report to Stockholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

    "Andrea Anti-Noise" is a registered trademark, and "AndreaVoiceSolutions" and "Andrea QuietWare" are trademarks of Andrea Electronics Corporation. "DSDA" is a trademark of Andrea Electronics Corporation.


               ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


    ASSETS                      June 30,              December 31,
                                  1998                     1997
                              (unaudited)               (audited)
    CURRENT ASSETS:
      Cash and cash
        equivalents            $9,341,861              $2,059,338
      Marketable securities       646,039                 102,717
      Accounts receivable, net  4,153,282               4,568,433
      Inventories, net          8,116,532               5,766,927
      Deferred income taxes       473,000                 909,569
      Prepaid expenses and
        other current assets    1,437,287               1,023,661

        Total current assets   24,168,001              14,430,645

      Property, plant &
        equipment, net          1,250,088               1,022,342
      Deferred income taxes     1,004,572                 897,046
      Other assets              2,014,131               1,439,151
      Intangible               27,305,563                      --

        Total assets          $55,742,355             $17,789,184

    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES:
      Trade accounts payable   $1,502,363                $966,783
      Other current
        liabilities             1,854,466                 483,731
      Current portion of
        long term debt             93,440                      --
      Convertible notes                --               1,193,472

        Total current
          liabilities           3,450,269               2,643,986

    CONVERTIBLE NOTES          10,018,825                      --

    LONG TERM DEBT              2,703,188                      --

    OTHER LIABILITIES                  --                  38,500

        Total liabilities      16,172,282               2,682,486

    SHAREHOLDERS' EQUITY:
      Common stock, $.50 par value;
        authorized: 15,000,000 shares;
        issued and outstanding:
         11,105,730 and 8,706,692
         shares, respectively   5,552,865               4,353,346
      Additional paid-in
        capital                34,595,924               9,881,915
      Retained earnings
        (deficit)                (578,716)                871,437

        Total shareholders'
          equity               39,570,073              15,106,698
        Total liabilities and
          shareholders'
          equity              $55,742,355             $17,789,184


               ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                            For the Three Months         For the Six Months
                               Ended June 30,             Ended June 30,
                            1998          1997         1998           1997

    SALES               $4,370,358    $6,080,875   $8,845,428   $11,465,144

    COST OF SALES        2,753,932     3,579,233    5,574,154     6,775,141

      Gross Profit       1,616,426     2,501,642    3,271,274     4,690,003

    RESEARCH AND DEVELOPMENT
      EXPENSES             582,646        88,809      990,098       241,633

    GENERAL, ADMINISTRATIVE
      AND SELLING
      EXPENSES           2,897,114     1,546,168    5,290,448     2,799,242

    Income (loss) from
      operations        (1,863,334)      866,665   (3,009,272)    1,649,128

    OTHER INCOME (EXPENSE)
      Interest income       62,671        22,236       73,315        41,284
      Interest expense     (85,664)      (60,380)    (110,119)     (126,907)
      Rent and miscellaneous
        income                  --        58,033    1,924,966       115,783
                           (22,993)       19,889    1,888,162        30,160

    INCOME (LOSS) BEFORE
      INCOME TAXES      (1,886,327)      886,554   (1,121,110)    1,679,288

    PROVISION FOR INCOME
      TAXES                     --      (208,518)    (329,043)     (394,811)

    NET INCOME (LOSS)  $(1,886,327)     $678,036  $(1,450,153)   $1,284,477

    PER SHARE INFORMATION:
    Net Income (loss) Per Share:
      Basic                  $(.18)         $.08       $ (.15)         $.16
      Diluted                $(.18)         $.08       $ (.15)         $.16
    Shares used in computing net
      income (loss) per share:
      Basic             10,339,488     8,060,350    9,641,748     7,880,040
      Diluted           10,339,488     8,285,350    9,641,748     8,105,040


SOURCE  Andrea Electronics Corporation

Web Site: http://www.andreaelectronics.com

CONTACT: Patrick D. Pilch, EVP & CFO, or Molly M. Jahncke and
Carolynne O'Grady, Corporate Communications, all of Andrea
Electronics, 800-442-7787; or General Info, Paula Schwartz,
Analyst Info, Joel Herskovitz, or Media Info, Judith Sylk-Siegel, all of The Financial Relations Board, 212-661-8030

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